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Exhibit 10.1

AGREEMENT

        This Agreement, dated as of November 14, 2007, by and among Richard T. Walsh ("Walsh"), and AMC Entertainment Holdings, Inc. ("Holdings"), a Delaware corporation, Marquee Holdings Inc., a Delaware corporation ("Marquee"), AMC Entertainment Inc., a Delaware corporation ("AMCE"), and American Multi-Cinema, Inc., a Missouri corporation and wholly owned subsidiary of AMCE ("AMC" and, collectively with Holdings, Marquee, and AMCE, the "Company").

        WHEREAS, Walsh had been employed as the Executive Vice President of AMC; and

        WHEREAS, Walsh and the Company agree upon the terms set forth herein.

        NOW, THEREFORE, in consideration of the covenants undertaken and the release contained in this Agreement, Walsh and the Company agree as follows:

        I.    Resignation.    Walsh hereby confirms his resignation as an officer, director, employee, member, manager and in any other capacity with the Company and each of its affiliates, which was effective August 17, 2007 (the "Separation Date"). Walsh acknowledges and agrees that he has received all amounts owed for his regular and usual salary and usual benefits, and that he also received a lump sum payment of $731,944.00 in full settlement of any severance obligations the Company may have had to Walsh as set forth in his employment agreement by and among Walsh, AMCE, and AMC, dated as of July 1, 2001 (the "Employment Agreement"). Except for the extension of the option exercise period as described in Section II of this Agreement, and any rights to COBRA, and vested benefits to which Walsh may be entitled under the Company's 401(k), deferred compensation, qualified defined benefit and nonqualified supplemental executive retirement plans, Walsh hereby acknowledges that the Company has no further obligations to Walsh in respect of salary, bonuses, severance, automobile allowance, paid time off, equity plans, deferred compensation, reimbursement entitlements or any other compensation, payments, or benefits of any kind or nature whatsoever.

        II.    Stock Options.

        A.    Marquee granted options to purchase shares of Marquee common stock (which pursuant to the letter to sent to all optionholders on June 15, 2007 were converted into options to purchase shares of Holdings common stock) to Walsh under the 2004 Stock Option Plan of Marquee Holdings Inc., as amended (the "Plan") on December 23, 2004, pursuant to the agreements set forth on Exhibit A (the "Options"). By action of the committee that administers the Plan, all outstanding Options that are vested and exercisable as of the date hereof (the "Vested Options") shall remain outstanding and exercisable until 60 days after an Initial Public Offering (as defined below) of Holdings' common stock, but if no Initial Public Offering has occurred by June 16, 2008, the Vested Options shall remain outstanding and exercisable until January 2, 2009. Except as expressly provided in this Section II, the Options shall continue to be subject to their terms as set forth in the Plan and the Option Agreement. Walsh acknowledges that the extension of the exercise period applicable to the Options granted to him under the Incentive Stock Option Agreement dated December 23, 2004, will cause such Options to be taxable to him in the same manner as options that do not meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). As used herein, "Initial Public Offering" shall mean the first underwritten issuance by Holdings (or its successor) of any class of common equity securities receivable upon exercise of the Vested Options, or into which such receivable securities are then convertible or for which they are then exchangeable, that is required to be registered (other than on a Form S-8) under Section 12 of the Exchange Act.

        B.    To the extent Walsh shall violate any of the provisions of this Agreement, including but not limited to the provisions of Sections III and VII(e), as determined by the Board in good faith, the Vested Options shall terminate immediately upon such violation.

        III.    Commitments by Walsh.

        A.    As a condition to the extension of the option exercise period described in Section II above, Walsh agrees that he shall not, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company or any of its affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, or make any statement or engage in any conduct that has the purpose or effect of disrupting the business of the Company or any of its affiliates. Walsh also agrees that he will not disrupt, damage, impair, or otherwise interfere with any existing contractual or prospective business arrangement between the Company and any of its customers or employees; provided, however, that the foregoing sentence is not intended to limit Walsh's ability to carry on a business in competition with the Company. Walsh represents and warrants that he has taken no action since January 1, 2007, that would have constituted a violation of this Section III had it been in effect at all times from and after such date.

        B.    Walsh acknowledges that he possesses information relating to the Company and its affiliated companies and their respective operations that is confidential or a trade secret. Such information includes information, whether obtained in writing, in conversation or otherwise, concerning corporate strategy, intent and plans, business operations, pricing, costs, budgets, equipment, the status, scope and term of pending acquisitions, negotiations and transactions, the terms of existing or proposed business arrangements, contracts and obligations, and corporate and financial reports. Walsh shall (i) keep such information confidential, (ii) take appropriate precautions to maintain the confidentiality of such information, and (iii) not use such information for personal benefit or the benefit of any competitor or any other person. Such confidential or trade secret information shall not, however, include information in the public domain unless Walsh has, without authority, made it public. To the extent Walsh's disclosure of any such information is compelled by federal or state law, Walsh agrees to advise (to the extent legally permitted) the Company in advance of any such compelled disclosure and acknowledges that it shall only be pursuant to a court order that protects the confidentiality of the information to the greatest extent permitted by law, and only to such persons and/or agencies authorized to receive such information under such order, with the costs of complying with and obtaining such court order to be borne by the Company. Walsh represents and warrants that he has returned all materials in his possession or under his control that were prepared by or relate to the Company or its affiliates, including but not limited to materials containing confidential information, files, memorandums, price lists, reports, budgets and handbooks.

        C.    The parties acknowledge that irreparable damage will result to the Company from any violation of this section by Walsh. The parties expressly agree that, in addition to any and all remedies available to the Company for any such violation, the Company shall have the remedy of restraining order and injunction and any such equitable relief as may be declared or issued to enforce the provisions of this section and Walsh agrees not to claim in any such equitable proceeding that a remedy at law is available to the Company.

        D.    Nothing in this Agreement shall be construed as prohibiting Walsh from providing truthful testimony, responding to a subpoena, or cooperating with any government official or agency, or from truthfully communicating with any government official or agency.

        IV.    Releases.

        A.    Release by Walsh.    In consideration of the promises and undertakings made by the Company in this Agreement, Walsh on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby fully releases and discharges each of Holdings, Marquee, AMCE, and AMC and each of its respective parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the "Releasees," with respect to and from, and acknowledges full and complete satisfaction of, any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees, arising out of or in any way connected with his service as an officer, director, employee, member or manager of any Releasee, his separation from his position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Family and Medical Leave Act of 1993, as amended, the Missouri Human Rights Act of 1986, as amended, and applicable state and local law or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers' compensation or disability; provided that such release shall not apply to (1) the Vested Options previously granted by the Company to Walsh as referred to in Exhibit A hereto (which shall be governed by and subject to termination pursuant to the terms and conditions of the written agreements evidencing the applicable awards); (2) any right that Walsh may have to indemnification pursuant to the Company's certificate of incorporation, bylaws, or under applicable laws with respect to any losses that Walsh may have incurred or may in the future incur with respect to his past service as an officer or employee of the Company; or except as modified by Section II hereof. In addition, this release does not cover any claim that cannot be released as a matter of applicable law.

        B.    Walsh also acknowledges that it is his express intention that this Agreement constitutes a full and comprehensive release of all claims and potential claims, to the fullest extent permitted by law. Walsh acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement or his decision to enter into it. Nevertheless, Walsh hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

        V.    ADEA Waiver.    Walsh expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the effective date of execution of this Agreement. Walsh further expressly acknowledges and agrees that:

        A.    In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Agreement;

        B.    He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement, and he has in fact done so;

        C.    He was informed that he had twenty-one (21) days within which to consider this Agreement (or to waive such period if he so desired by executing Exhibit B hereto); and

        D.    He was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement.

        VI.    No Transferred Claims.    Walsh warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys' fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

        VII.    Miscellaneous

        A.    Successors.

        1.     This Agreement is personal to Walsh and shall not, without the prior written consent of the Company, be assignable by Walsh.

        2.     This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the ownership of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

        B.    Waiver.    No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

        C.    Modification.    This Agreement may not be amended or modified other than by a written agreement executed by Walsh and, with prior authorization of the Board of Directors of Holdings, the Chief Executive Officer of Holdings or his designee.

        D.    Complete Agreement.    This Agreement constitutes and contains the entire agreement and final understanding concerning Walsh's relationship with the Company and its affiliates and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof, including, without limitation, the Employment Agreement. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This Agreement constitutes an integrated agreement.

        E.    Litigation and Investigation Assistance.    Walsh agrees to cooperate in the defense of the Company or any of its affiliates against any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body that relates to any events or actions which occurred during or prior to the term of Walsh's employment with the Company. Furthermore, Walsh agrees to cooperate in the prosecution of any claims and lawsuits brought by the Company or any of its affiliates that are currently outstanding or that may in the future be brought relating to matters which occurred during or prior to the term of Walsh's employment with the Company. Walsh shall be entitled to reimbursement for costs reasonably incurred in connection with the foregoing assistance in accordance with Company policy as in effect from time to time. From and after the Separation Date, except as permitted pursuant to Section III, or as required by law, Walsh shall not comment upon any threatened or pending claim or litigation (including investigations or arbitrations) involving the Company or any of its affiliates.

        F.    Severability.    If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

        G.    Choice of Law; Arbitration; Waiver of Jury Trial.    This Agreement shall be deemed to have been executed and delivered within the State of Missouri, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Missouri without regard to principles of conflict of laws that would give effect to the laws of another jurisdiction. Any legal dispute related to this Agreement and/or any claim related to this Agreement, or breach thereof, shall, in lieu of being submitted to a court of law, be submitted to arbitration, in accordance with the applicable dispute resolution procedures of the American Arbitration Association. The award of the arbitrators shall be final and binding upon the parties. The parties hereto agree that (i) three arbitrators shall be selected pursuant to the rules and procedures of the American Arbitration Association, (ii) at least one arbitrator shall be a licensed attorney, (iii) the arbitrators shall have the power to award injunctive relief or to direct specific performance, (iv) each of the parties, unless otherwise provided by applicable law and procedures, shall bear its own attorney's fees, costs and expenses and an equal share of the arbitrators' and administrative fees of arbitration, and (v) the arbitrators shall award to the prevailing party a sum equal to that party's share of the arbitrators' and administrative fees of arbitration. Nothing in this section shall be construed as providing Walsh a cause of action, remedy, or procedure that Walsh would not otherwise have under this Agreement or the law. WALSH HEREBY WAIVES ANY RIGHT TO A COURT TRIAL OR TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. WALSH UNDERSTANDS THAT THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES. Notwithstanding the above, the Company reserves the right with regard to Walsh's obligations set forth in Section III above, to pursue equitable remedies, either in arbitration (in which case the arbitrators shall have power to award equitable relief), or in a court of competent jurisdiction.

        H.    Cooperation in Drafting.    Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

        I.    Counterparts.    This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

        J.    Advice of Counsel.    In entering this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

        K.    Supplementary Documents.    All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

        L.    Headings.    The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        M.    Taxes.    The Company has the right to withhold from any payment hereunder or under any other agreement between the Company and Walsh the amount required by law to be withheld with respect to such payment or other benefits provided to Walsh. Other than as to such withholding right, Walsh shall be solely responsible for any taxes due as a result of the benefits received by Walsh contemplated by this Agreement.

        N.    Section 409A.    This Agreement is intended to comply with Section 409A of the Code. To the extent any party hereto reasonably determines that any provision of this Agreement would subject Walsh to the excise tax under Section 409A, the parties agree in good faith to cooperate to reform this Agreement in a manner that would avoid the imposition of such tax on Walsh while preserving any affected benefit or payment to the extent reasonably practicable without increasing the cost to the Company. Nothing contained in this Agreement is intended to constitute a guarantee of Walsh's personal tax treatment.

        [Remainder of page intentionally left blank.]

        I have read the foregoing Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

        EXECUTED as of this 14th day of November 2007, at Jackson County, Missouri.

Richard T. Walsh
AMC ENTERTAINMENT HOLDINGS, INC., and its divisions, subsidiaries, parents, and affiliated companies, past and present, and each of them
By:
Name:	Craig Ramsey
Title:	Chief Financial Officer
MARQUEE HOLDINGS INC., and its divisions, subsidiaries, parents, and affiliated companies, past and present, and each of them
By:
Name:	Craig Ramsey
Title:	Chief Financial Officer
AMC ENTERTAINMENT INC., and its divisions, subsidiaries, parents, and affiliated companies, past and present, and each of them
By:
Name:	Craig Ramsey
Title:	Chief Financial Officer
AMERICAN MULTI-CINEMA, INC., and its divisions, subsidiaries, parents, and affiliated companies, past and present, and each of them
By:
Name:	Craig Ramsey
Title:	Chief Financial Officer

EXHIBIT A

        Nonqualified Stock Option Agreement of Marquee Holdings Inc. by and between Walsh and Marquee Holdings Inc. dated as of December 23, 2004.

        Incentive Stock Option Agreement of Marquee Holdings Inc. by and between Employee and Marquee Holdings Inc. dated as of December 23, 2004.

A-1

EXHIBIT B
ENDORSEMENT

        I, Richard T. Walsh, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

        I declare, under penalty of perjury, that the foregoing is true and correct.

        EXECUTED as of this 14th day of November 2007, at Jackson County, Missouri.

Richard T. Walsh

B-1

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